Exhibit 5.1

Jon Gavenman

+1 650 843 5055

jgavenman@cooley.com

May 14, 2019

Sonim Technologies, Inc.

1875 South Grant Street

Suite 750

San Mateo, CA 9402

Re:    Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sonim Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to an aggregate of 4,124,736 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), consisting of (a) 1,844,174 shares of Common Stock (the “2012 Plan Shares”), issuable pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), (b) 1,885,039 shares of Common Stock (the “2019 Plan Shares”) issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and (c) 337,007 shares of Common Stock (the “ESPP Shares”, and together with the 2012 Plan Shares and the 2019 Plan Shares, the “Shares”) issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (the “ESPP” and, together with the 2012 Plan and the 2019 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each as currently in effect, (iii) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect immediately following the closing of the Company’s initial public offering, filed as Exhibits 3.2 and 3.4, respectively to the Company’s registration statement (No. 333-230887) on Form S-1, (iv) the Plans and (v) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Jon. E. Gavenman
Jon E. Gavenman

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com